Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated September 10, 2007, accompanying the consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting included in the Annual Report of Wireless Facilities, Inc. on Form 10-K for the year ended December 31, 2006.  We hereby consent to the incorporation by reference of said reports in the Registration Statements of Wireless Facilities, Inc. on Forms S-3 (File No. 333-53014, No. 333-71618, No. 333-74108 and No. 333-112956), on Form S-4 (File No. 333-112957) and on Forms S-8 (File No. 333-90455, No. 333-54818, No. 333-71702, No. 333-91852, No. 333-116903, No. 333-124957 and No. 333-127060).

/s/ GRANT THORNTON LLP
Los Angeles, California
September 10, 2007